CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 18 to Registration Statement No. 33-4163 of CrestFunds, Inc. of our report dated January 9, 1995, incorporated by reference in the Statements of Additional Information, which are part of such Registration Statement, and to the reference to us under the heading "Auditor" in the Statements of Additional Information.




Deloitte & Touche LLP
New York, New York
November 21, 1995